Registration Statement No.333-264388
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated March 21, 2025 to the Prospectus dated May 26, 2022, the Prospectus Supplement dated May 26, 2022 and the Product Supplement dated August 27, 2024

US$1,383,000
Senior Medium-Term Notes, Series I
Autocallable Barrier Notes with Step Up Call Amount due March 26, 2029
Linked to the shares of iShares® iBoxx® $ Investment Grade Corporate Bond ETF

•	The notes are designed for investors who are willing to forego interest payments and are seeking a return equal to the applicable Call Amount (as set forth herein under “Key Terms of the Notes”), which represents a return equal to approximately 8.50% per annum, if the closing level of the shares of iShares® iBoxx® $ Investment Grade Corporate Bond ETF (the “Reference Asset”) on any semiannual Observation Date beginning in March 2026 is greater than or equal to 100% of its Initial Level (the “Call Level”). Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in the appreciation of the shares of the Reference Asset, be willing to forego any interest and be willing to lose some or all of their principal at maturity.

•	Beginning on March 27, 2026, if on any Observation Date, the closing level of the Reference Asset is greater than or equal to its Call Level, the notes will be automatically redeemed. On the corresponding settlement date (the “Call Settlement Date"), investors will receive their principal amount plus the Call Amount corresponding to the applicable Observation Date. After the notes are redeemed, investors will not receive any additional payments in respect of the notes.

•	The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of the Reference Asset and whether the Final Level of that Reference Asset has declined from its Initial Level to below its Trigger Level on the Valuation Date (a “Trigger Event”), as described below.

•	If the notes are not automatically redeemed and a Trigger Event has occurred, investors will lose 1% of the principal amount for each 1% decrease in the level of the Reference Asset from its Initial Level to its Final Level. In such a case, you will receive a cash amount at maturity that is less than the principal amount.

•	Investing in the notes is not equivalent to a direct investment in the Reference Asset.

•	The notes do not bear interest. The notes will not be listed on any securities exchange.

•	All payments on the notes are subject to the credit risk of Bank of Montreal.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	March 21, 2025	Valuation Date:	March 21, 2029
Settlement Date:	March 26, 2025	Maturity Date:	March 26, 2029

Specific Terms of the Notes:

Autocallable Number	Reference Asset	Ticker Symbol	Initial Level	Call Amounts	Call Level*	Trigger Level*	CUSIP	Principal Amount	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
4749	The shares of iShares® iBoxx® $ Investment Grade Corporate Bond ETF	LQD	$108.76	As set forth on page 2 herein. The Call Amounts represent a return of approximately 8.50% per annum.	$108.76, 100.00% of its Initial Level	$87.01, 80.00% of its Initial Level	06376DKB9	$1,383,000.00	100%	0.00% $0.00	100.00% $1,383,000.00

1 Selected dealers will receive a structuring fee of up to $8.00 from us or one of our affiliates for each note.

* Rounded to two decimal places.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-6 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $952.73 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset:	The shares of iShares® iBoxx® $ Investment Grade Corporate Bond ETF (ticker symbol "LQD"). See "The Reference Asset" below for additional information.

Underlying Index:	Markit iBoxx® USD Liquid Investment Grade Index

Automatic Redemption:	Beginning on March 27, 2026, if on any Observation Date, the closing level of the Reference Asset is greater than or equal to its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the Notes.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount.

Observation Dates, Call	Observation Dates	Call Amounts (per Note)	Potential Call Settlement Dates
Settlement Dates and Call	March 27, 2026	$85.00	April 01, 2026
Amounts:[1,2]	September 23, 2026	$127.50	September 28, 2026
	March 23, 2027	$170.00	March 26, 2027
	September 22, 2027	$212.50	September 27, 2027
	March 22, 2028	$255.00	March 27, 2028
	September 21, 2028	$297.50	September 26, 2028
	Valuation Date	$340.00	Maturity Date
	The Call Amounts represent a return of approximately 8.50% per annum.

Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Asset.

You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred.

If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to:

$1,000 + [$1,000 x Percentage Change]

This amount will be less than the principal amount of your note, and may be zero.

Trigger Event:[2]	A Trigger Event will be deemed to occur if the Final Level of the Reference Asset is less than its Trigger Level on the Valuation Date.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level
Initial Level:[2]	As set forth on the cover hereof

Trigger Level:[2]	$87.01, which is 80.00% of the Initial Level (rounded to two decimal places).

Call Level:[2]	$108.76, which is 100% of the Initial Level.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Pricing Date:	March 21, 2025

Settlement Date:	March 26, 2025

Valuation Date:[1]	March 21, 2029

Maturity Date:[1]	March 26, 2029

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” and “— Adjustments to a Reference Asset that Is an ETF” in the product supplement for additional information.

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Additional Terms of the Notes

You should read this document together with the product supplement dated August 27, 2024, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated August 27, 2024:
https://www.sec.gov/Archives/edgar/data/927971/000121465924015331/e827240424b2.htm

Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022:
https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Level and whether a Trigger Event has occurred. If the Final Level is less than its Trigger Level, a Trigger Event will occur, and you will lose 1% of the principal amount for each 1% that the Final Level is less than the Initial Level. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.

•	Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of the Reference Asset on any Observation Date is greater than or equal to its Call Level. Following an automatic redemption, you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

•	Your return on the notes is limited to the potential Call Amount regardless of any appreciation in the value of any Reference Asset. — You will not receive a payment at maturity with a value greater than your principal amount plus the applicable Call Amount, even if the Final Level exceeds the Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Call Amounts.

•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for fixed interest payments. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

•	Higher Call Amounts or a lower Trigger Level may reflect greater expected volatility of the Reference Asset, and greater expected volatility generally indicates an increased risk of loss at maturity. — The economic terms for the notes, including the Call Amounts, Call Levels and Trigger Level, are based, in part, on the expected volatility of the Reference Asset at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the Reference Asset. The greater the expected volatility of the Reference Asset as of the Pricing Date, the greater the expectation is as of that date that a Trigger Event could occur and, as a consequence, an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in higher potential Call Amounts than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower Trigger Level than those terms on otherwise comparable securities. Therefore, relatively higher potential Call Amounts may indicate an increased risk of loss. Further, relatively a lower Trigger Level may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Reference Asset and the potential to lose a significant portion or all of your initial investment.

Risks Related to the Reference Asset

•	Owning the notes is not the same as owning shares of the Reference Asset or a security directly linked to the Reference Asset. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Asset or a security directly linked to the performance of the Reference Asset and held that investment for a similar period. Your notes may trade quite differently from the Reference Asset. Changes in the level of the Reference Asset may not result in comparable changes in the market value of your notes. Even if the level of the Reference Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the level of the Reference Asset increases. In addition, any dividends or other distributions paid on the Reference Asset will not be reflected in the amount payable on the notes.

•	You will not have any shareholder rights and will have no right to receive any shares of the Reference Asset (or any company included in the Reference Asset) at maturity. — Investing in your notes will not make you a holder of any shares of the Reference Asset or any securities held by the Reference Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Reference Asset or such underlying securities.

•	No delivery of shares of the Reference Asset. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of the Reference Asset delivered to you at maturity.

•	Changes that affect the applicable Underlying Index will affect the market value of the notes, whether the notes will be automatically redeemed, and the amount you will receive at maturity. — The policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes, whether the notes are automatically redeemed, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.

•	We have no affiliation with the index sponsor of the applicable Underlying Index and will not be responsible for its actions. — The sponsor of the applicable Underlying Index is not our affiliate and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the index sponsor of the applicable Underlying Index, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the applicable index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the index sponsor of the applicable Underlying Index.

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•	Adjustments to the Reference Asset could adversely affect the notes. — The sponsor and advisor of the Reference Asset is responsible for calculating and maintaining the Reference Asset. The sponsor and advisor of the Reference Asset can add, delete or substitute the stocks comprising the Reference Asset or make other methodological changes that could change the share price of the Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

•	We and our affiliates do not have any affiliation with the applicable investment advisor or the Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of the Reference Asset advises the issuer of the Reference Asset (the “Reference Asset Issuer” ) on various matters, including matters relating to the policies, maintenance and calculation of the Reference Asset. We and our affiliates are not affiliated with the applicable investment advisor or the Reference Asset Issuer in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to the Reference Asset. Neither the applicable investment advisor nor the Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the applicable investment advisor or the Reference Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Asset Issuer.

•	The correlation between the performance of the Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of the Reference Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.

•	The Reference Asset is subject to management risks. — The Reference Asset is subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of the Reference Asset Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help the Reference Asset track the relevant industry or sector.

•	You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of the Reference Asset or the prices of the securities held by the Reference Asset. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Asset or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Asset at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Asset from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Relating to the iShares® iBoxx® $ Investment Grade Corporate Bond ETF

•	An investment in the notes involves is subject to risks associated with non-U.S. securities. — Because some of the securities composing the iShares® iBoxx® $ Investment Grade Corporate Bond ETF are issued by non-U.S. issuers, an investment in the notes involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	An investment in the notes is subject to risks associated with fixed-income securities, including interest rate-related risks and credit risks. — The iShares® iBoxx® $ Investment Grade Corporate Bond ETF is a bond ETF that attempts to track the performance of an index composed of fixed income securities. Investing in the notes linked indirectly to the iShares® iBoxx® $ Investment Grade Corporate Bond ETF differs significantly from investing directly in bonds to be held to maturity as the values of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF changes, at times significantly, during each trading day based upon the current market prices of its underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the iShares® iBoxx® $ Investment Grade Corporate Bond ETF, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the securities included in the indices that underlie the iShares® iBoxx® $ Investment Grade Corporate Bond ETF, which each mandate that each security must have a minimum term remaining to maturity (ranging from one year to 20 years) for continued eligibility, means that, at any time, only longer-term securities underlie the iShares® iBoxx® $ Investment Grade Corporate Bond ETF, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the underlying index. As a result, rising interest rates may cause the value of the bonds underlying the iShares® iBoxx® $ Investment Grade Corporate Bond ETF, the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the underlying index to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•    sentiment regarding underlying strength in the U.S. and global economies;

•    expectations regarding the level of price inflation;

•    sentiment regarding credit quality in the U.S. and global credit markets;

•    central bank policies regarding interest rates; and

•    the performance of U.S. and foreign capital markets.

The prices of the underlying bonds are also significantly influenced by the creditworthiness of the issuers of the bonds. The bonds underlying the iShares® iBoxx® $ Investment Grade Corporate Bond ETF may have their credit ratings downgraded, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines.

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General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Asset or the securities held by the Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Asset and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•	Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

•	The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Reference Asset or securities held by the Reference Asset, futures or options relating to the Reference Asset or securities held by the Reference Asset or other derivative instruments with return linked or related to changes in the performance on the Reference Asset or securities held by the Reference Asset. We or our affiliates may also trade in the Reference Asset, such securities, or instruments related to the Reference Asset or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.

•	Many economic and market factors will influence the value of the notes. — In addition to the level of the Reference Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payments for a $1,000 Investment in the Notes

The following examples illustrates the hypothetical payments on a note upon an automatic call or at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Trigger Level of 80.00 (80.00% of the hypothetical Initial Level), a hypothetical Call Level of 100.00 (100.00% of the hypothetical Initial Level), hypothetical Call Amounts representing a return of approximately 8.50% per annum, a range of hypothetical closing levels and the effect on the payment of the notes.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive will depend upon the level of the Reference Asset on the Observation Dates and on the Valuation Date.

Hypothetical Examples of Amounts Payable Upon an Automatic Call – The following hypothetical examples illustrate how hypothetical payments are calculated upon an automatic call.

Example 1: The closing level of the Reference Asset increases by 10.00% from the Initial Level to a closing level of $110.00 on the first Observation Date. Because the closing level of the Reference Asset on the first Observation Date is greater than its Call Level, the investor receives on the first Call Settlement Date a cash payment of $1,085.00, representing the principal amount plus the corresponding hypothetical Call Amount. After the notes are called, they will no longer remain outstanding and there will be no further payments on the notes.

Example 2: The closing level of the Reference Asset decreases by 10.00% from the Initial Level to a closing level of $90.00 on the first Observation Date, but the closing level of the Reference Asset increases by 10.00% from the Initial Level to a closing level of $110.00 on the second Observation Date. Because the notes are not called on the first Observation Date and the closing level of the Reference Asset on the second Observation Date is greater than its Call Level, the investor receives on the second Call Settlement Date a cash payment of $1,127.50, representing principal amount plus the corresponding hypothetical Call Amount. After the notes are called, they will no longer remain outstanding and there will be no further payments on the notes.

Example 3: The notes are not called on any of the Observation Dates prior to the final Observation Date, and the closing level of the Reference Asset increases by 20.00% from the Initial Level to $120.00 on the Valuation Date. Because the notes are not called on any of the preceding Observation Dates and the closing level of the Reference Asset on the Valuation Date is greater than its Call Level, the investor receives on the maturity date a cash payment of $1,340.00, representing the principal amount plus the corresponding hypothetical Call Amount.

Hypothetical Examples of Amounts Payable at Maturity – The following hypothetical examples illustrate how hypothetical payments at maturity are calculated, assuming the notes have not been automatically called.

Example 4: The closing level of the Reference Asset decreases by 10.00% from the Initial Level to its Final Level of $90.00 on the Valuation Date. The notes are not called on any Observation Date because the closing level of the Reference Asset is below its Call Level on each Observation Date (including the Valuation Date). Because the Final Level of the Reference Asset is less than its Initial Level but is greater than its Trigger Level, the investor receives at maturity, a cash payment of $1,000 per note, despite the decline in the closing level of the Reference Asset.

Example 5: The closing level of the Reference Asset decreases by 90.00% from the Initial Level to its Final Level of $10.00 on the Valuation Date, which is less than its Trigger Level. The notes are not called on any Observation Date because the closing level of the Reference Asset is below its Call Level on each Observation Date (including the Valuation Date). Because the Final Level of the Reference Asset is less than its Initial Level as well as its Trigger Level, the investor receives at maturity, a cash payment of $100.00 per note, calculated as follows:

Principal Amount + (Principal Amount × Percentage Change of the Reference Asset)

= $1,000 + ($1,000 x -90.00%) = $1,000 - $900.00 = $100.00

The payments shown above are entirely hypothetical; they are based on levels of the Reference Asset that may not be achieved and on assumptions that may prove to be erroneous. The actual market value of your notes at maturity or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the notes or on an investment in the securities included in any Reference Asset.

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Reference Asset for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the accompanying product supplement under "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as an Investment Unit Consisting of a Debt Portion and a Put Option, as a Pre-Paid Contingent Income-Bearing Derivative Contract, or as a Pre-Paid Derivative Contract—Notes Treated as a Pre-Paid Derivative Contract," which applies to the notes, except the following disclosure which supplements, and to the extent inconsistent supersedes, the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on "dividend equivalent" payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are "delta-one" instruments. Based on our determination that the notes are not delta-one instruments, non-United States holders (as defined in the product supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Selected dealers will receive a structuring fee of up to $8.00 from us or one of our affiliates for each note.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of the hedging profit that we or our affiliates expect to realize over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

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Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA")) for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados

•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

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The Reference Asset

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Reference Asset Issuer and the Reference Asset Issuer will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Reference Asset or any securities included in the Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Reference Asset, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Asset could affect the price of the shares of the Reference Asset on each Coupon Observation Date, each Observation Date and on the Valuation Date, and therefore could affect the payments on the notes.

The selection of the Reference Asset is not a recommendation to buy or sell the shares of the Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Asset. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Reference Asset may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the Reference Asset prior to making an investment decision with respect to the notes.

The iShares® iBoxx® $ Investment Grade Corporate Bond ETF

The iShares® iBoxx® $ Investment Grade Corporate Bond ETF (the “LQD”) is an investment portfolio maintained and managed by iShares Trust and advised by BlackRock Fund Advisors (“BFA”). iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the LQD. The shares of the LQD are listed and trade at market prices on the NYSE Arca under the ticker symbol “LQD.”

The LQD seeks to track the investment results, before fees and expenses, of the Markit iBoxx® USD Liquid Investment Grade Index, an index composed of U.S. dollar-denominated, investment-grade corporate bonds. The Markit iBoxx® USD Liquid Investment Grade Index is a modified market-value weighted index that is designed to reflect the performance of the U.S. dollar-denominated investment-grade corporate debt for sale in the United States.

The LQD pursues a “representative sampling” strategy in attempting to track the performance of the Markit iBoxx® USD Liquid Investment Grade Index, and generally does not hold all of the securities included in the Markit iBoxx® USD Liquid Investment Grade Index. The LQD invests in a representative sample of securities in the Markit iBoxx® USD Liquid Investment Grade Index, which have a similar investment profile as the Markit iBoxx® USD Liquid Investment Grade Index. The securities selected are expected to have, in the aggregate, investment characteristics, fundamental characteristics and liquidity measures similar to those of the Markit iBoxx® USD Liquid Investment Grade Index. The LQD may invest the remainder of its assets in other securities, including securities not represented by the Markit iBoxx® USD Liquid Investment Grade Index, but which BFA believes will help the LQD to track the Markit iBoxx® USD Liquid Investment Grade Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the Markit iBoxx® USD Liquid Investment Grade Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

The Markit iBoxx® USD Liquid Investment Grade Index

The Markit iBoxx® USD Liquid Investment Grade Index is a modified market-value weighted index that is designed to reflect the performance of the U.S. dollar-denominated investment-grade corporate debt for sale in the United States. The Markit iBoxx® USD Liquid Investment Grade Index is rebalanced once a month at the month-end and consists of investment grade USD-denominated bonds issued by corporate issuers from developed countries and rated by one of three rating agencies: Fitch Ratings, Moody’s Investors Service or S&P Global Rating. The Markit iBoxx® USD Liquid Investment Grade Index is reported by Bloomberg under the ticker symbol “IBOXIG.”

The bonds in the Markit iBoxx® USD Liquid Investment Grade Index must meet all the criteria described below as of the close of the business three business days prior to the rebalancing date, provided that the relevant bond data can be verified as of that date (the “bond selection cut-off date”). The new index composition becomes effective on the first business day of the next month.

The Markit iBoxx® USD Liquid Investment Grade Index has a base date of December 31, 1998 with a base level of 100.

Bond Selection Criteria

The following selection criteria are applied to select the constituents of the Markit iBoxx® USD Liquid Investment Grade Index.

Bond Type

Only fixed-rate bonds whose cash flow can be determined in advance are eligible for the Markit iBoxx® USD Liquid Investment Grade Index. The Markit iBoxx® USD Liquid Investment Grade Index is composed solely of bonds. T-Bills and other money market instruments are not eligible. The Markit iBoxx® USD Liquid Investment Grade Index include only USD -denominated bonds.

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In particular, bonds with the following characteristics are included:

·	Fixed coupon bonds

·	Step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating)

·	Sinking funds and amortizing bonds

·	Medium term notes (MTNs)

·	Senior fixed-to-float bonds issued by banks with a call option up to 25 months prior to maturity

·	Rule 144A offerings with a registration right. Only 144A bonds where the Regulation S (“Reg S”) version of the bond is eligible for the Markit iBoxx USD Benchmark Index are eligible.

·	Callable bonds

·	Puttable bonds

The following instrument bond types are specifically excluded from the Markit iBoxx® USD Liquid Investment Grade Index:

·	Preferred shares

·	Optionally and mandatory convertible bonds

·	Subordinated bank or insurance debt with mandatory contingent conversion features or with any conversion options before the first call date

·	Bonds with other equity features attached (e.g., options/warrants)

·	Perpetual bonds

·	Fixed-to-floater bonds (except senior fixed-to-float bonds issued by banks with a call option up to 25 months prior to maturity)

·	Floating rate notes

·	Pay-in kind bonds (during the pay-in-kind period)

·	Zero coupon bonds

·	Zero step-ups (GAINS)

·	Bonds with differences between accrual and coupon payment periods and monthly-paying bonds

·	Private placements

·	Retail bonds

For retail bonds and private placements, publicly available information is not always conclusive and the classification of a bond as a retail bond or a private placement will be made at S&P Dow Jones Indices’ discretion based on the information available at the time of determination.

Credit Rating

All bonds in the Markit iBoxx® USD Liquid Investment Grade Index must have an iBoxx Rating of investment grade. Ratings from Fitch Ratings, Moody’s Investment Service and S&P Global Ratings are considered for the calculation of the iBoxx Rating. Investment grade is defined as BBB- or higher from Fitch Ratings and S&P Global Ratings and Baa3 or higher from Moody’s Investor Service. If a bond is rated by more than one of the above agencies, then the iBoxx rating is the average of the provided ratings. The rating is consolidated to the nearest rating grade. Rating notches are not used.

Expected Remaining Life

All bonds must have at the rebalancing day an expected remaining life of at least three years. All new insertions must have an expected remaining life of at least three years and six months. The expected remaining life is calculated from the rebalancing date to the assumed workout date of the bond, by using the day count convention of the bond. The workout date for a bond is determined based on the bond features. For plain vanilla bonds, the expected workout date is the final maturity date. For dated and undated callable financial hybrid capital bonds, the workout date is assumed to be the first call date. For soft bullets, the expected workout date is determined using the first call date.

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Amount Outstanding

Issue amount outstanding. The outstanding face value of a bond must be greater than or equal to USD 750 million as of the bond selection cut-off date. Partial buybacks or increases affect the outstanding face value of a prospective bond. S&P Dow Jones Indices considers changes to the outstanding face value of a candidate bond as a result of partial or full buybacks or increases, provided that S&P Dow Jones Indices is aware of such changes as of the bond selection cut-off date. In the case of Reg S securities that are registered as global securities, the remaining amount of the Reg S version and the registered version are recombined if the bond is not exchanged in full and if the remaining amount of the Reg S version reduces the amount outstanding below the eligibility threshold.

Issuer amount outstanding. The outstanding face value of all bonds denominated in USD from the issuers in the broader Markit iBoxx® USD Investment Grade Corporate Index (excluding fixed-to-float and perpetual bonds, except that senior fixed-to-float bank bonds present in the broader iBoxx® USD Investment Grade universe are included) must be greater than or equal to USD 2 billion as of the bond selection cut-off date.

Lock-out Period and Minimum Run

Lock-out period. A bond that drops out of the Markit iBoxx® USD Liquid Investment Grade Index at the rebalancing day is excluded from reentering the index for a three-month period. This lock-out rule takes precedence over other selection rules. A locked-out bond will not be selected, even if it qualifies for the Markit iBoxx® USD Liquid Investment Grade Index.

Minimum run. Any bond that enters the Markit iBoxx® USD Liquid Investment Grade Index must remain in the Markit iBoxx® USD Liquid Investment Grade Index for a minimum of six months, provided it is not downgraded to sub-investment grade, defaulted or fully redeemed in that period.

Bond Classification

All bonds are classified based on a number of factors, including those described below.

The issuer classification is reviewed regularly based on updated information received by S&P Dow Jones Indices, and status changes are included in the Markit iBoxx® USD Liquid Investment Grade Index at the next rebalancing if necessary.

Denomination

Bonds must be denominated in USD with clearance and settlement available through Depository Trust and Clearing Corporation (DTCC). The securities need to be either publicly registered in the United States with the Securities and Exchange Commission or Rule 144A offerings with registration rights. Eurobonds are excluded.

Issuer

The bond must be corporate credit, i.e., debt instruments backed by corporate issuers that are not secured by specific assets. Debt issued by governments, sovereigns, quasi-sovereigns, and government-backed or guaranteed entities is excluded.

Issuer Country

Bonds from countries classified as developed markets based on the Markit Global Economic Development Classification are eligible for the Markit iBoxx® USD Liquid Investment Grade Index. The issuer or, in the case of a finance subsidiary, the issuer’s guarantor, must be domiciled, incorporated and the country of risk must be in the countries listed as developed markets in Markit iBoxx Country Classification.

Index Calculation

Static Data

Information used in the index calculation is sourced from offering circulars and checked against standard data providers.

Bond Prices

Bond prices are based on multi-sourced pricing which, depending on the structure of each market, takes into account a variety of data inputs such as transaction data, quotes from market makers and other observable data points.

End-of-day price inputs include:

•    Market quotes received from sell-side/buy-side; and/or

•    End-of-day book of records prices; and/or

•    Institutional size transaction data

•    Curve-based pricing model, where observable prices are not available

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The Markit iBoxx® USD Liquid Investment Grade Index generally uses independent bond pricing services. S&P Global Market Intelligence’s Evaluated Bond Pricing Service is the main pricing service used as an input for the calculation of the Markit iBoxx® USD Liquid Investment Grade Index. A variety of representative sources are used to fuel the bond pricing services, including, but not limited to, books of record contributions, parsed dealer runs, reported trade prices and executed levels. Each pricing service submitting to the Markit iBoxx® USD Liquid Investment Grade Index has its own proprietary methodology as to how it processes the different inputs. Pricing data is produced by experienced pricing analysts using established instrument evaluation models; non-transactional data such as observed bid and ask prices may predominate for a given bond as the data is being scrutinized to reliably represent the interest measured. The pricing service may also decide to rely upon expert judgment in an active albeit low liquidity market or any other circumstances, when observed bid and ask prices or transactions may not be consistently available each day.

Rebalancing Process

The index is rebalanced monthly on the last business day of the month. Any inclusion after the index cut-off day (t-3) will not be considered in the rebalancing process, but will become effective at the end of the following month. New bonds issued are taken into account if they are publicly known to settle until the last calendar day of the month, inclusive, and if their rating and amount outstanding has become known at least three trading days before the end of the month.

Preview lists of eligible bonds are published on a weekly basis starting on the first Friday that is three business days after the previous month-end rebalance, as well as on the 6th calendar day of the month (or next index publication day if the 6th calendar day falls on a non-business day). Preview lists of eligible bonds are additionally published on T-4, T-3 trading days before the end of the month. Final components are published two business days before the end of the month (T-2).

Two business days before the end of each month, the rating and amount information for the constituents is updated and the list is adjusted for all rating and amount changes that are known to have taken place three business days before the end of the month that could also result in exclusion of the bond. However, if bonds that are part of broader US Dollar indices become eligible into the Markit iBoxx® USD Liquid Investment Grade Index two business days prior to rebalancing because of rating and/or amount changes, they will be included in the Markit iBoxx® USD Liquid Investment Grade Index.

Rebalancing Procedure

In a first step, the selection criteria set out above are applied to the universe of the boarder Markit iBoxx USD Liquid Investment Grade Index to determine the eligible bond universe. Bond ratings and amount outstanding are used as of the bond selection cut-off date. Maturity dates remain fixed for the life of the bond. Only bonds with a first settlement date on or before the rebalancing date are included in the selection process.

Index Weights

Once the eligible bond universe has been defined, the weight for each bond is determined and if necessary, capped (applying an issuer cap of 3%). The weights and capping factors are determined on the last business day of each month using the end-of-month market values.

Index Calculus

The components of the total return are price changes, accrued interest, coupon payments, and reinvestment income on cash flows received during the composition month.

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is the accrued interest of bond i on calculation day t
is the accrued interest of bond i on rebalancing day t-s
is the cash on the previous business day
is the value of the next coupon payment of bond i during an ex-dividend period. Outside the ex-dividend period, this value is 0 is the value of any coupon payment received from bond i at time t. If there is no payment the value is 0 is the amount outstanding of bond i on the previous rebalancing day t-s is the number of days between the previous calculation date (t-1) and the current calculation date t is the closing price of bond i on the last business day on or before the previous rebalancing day is the closing price of bond i on the last business day on or before the previous rebalancing day is the SOFR rate falling two U.S. Government Securities Business Days prior to the calculation day i is the total return index level on day t
is the closing total return index level on the previous rebalancing day is ex dividend indicator flag. The value is 0, if the bond enters the index at the ex-dividend period. The value is 1, if (a) coupon payments are not ex-dividend, (b) has not entered the index during an ex-dividend period, or (c) entered the index during a previous ex-dividend period
PS-17

Index Data and Transaction Cost Adjustments

The calculation of the Markit iBoxx® USD Liquid Investment Grade Index is based on bid prices. New securities are included in the Markit iBoxx® USD Liquid Investment Grade Index at their respective ask prices when they enter the index family. In the event that no price can be established for a particular security, the Markit iBoxx® USD Liquid Investment Grade Index continues to be calculated based on the last available price. This might be the case in periods of market stress, or disruption as well as in illiquid or fragmented markets. If the required inputs become impossible to obtain, S&P Dow Jones Indices may consult market participants prior to the next rebalancing date. Decisions are made publicly available on a timely basis and S&P Dow Jones Indices may refer back to previous cases.

The rebalancing takes place after close of market on the last trading day of a rebalancing month.

The Markit iBoxx® USD Liquid Investment Grade Index is transaction cost adjusted. At the end of each month, after the rebalancing, the index level of the Markit iBoxx® USD Liquid Investment Grade Index is adjusted to account for the cost occurred in rebalancing the index.

Index Publication

The Markit iBoxx® USD Liquid Investment Grade Index is calculated as an end-of-day index and distributed once daily after close of U.S. markets.

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Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated May 26, 2022, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on May 26, 2022.

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